Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	Ann Stawski
Vice President, Marketing Communications
920.966.5959

OSHKOSH CORPORATION REPORTS FISCAL 2009
FOURTH QUARTER AND FULL YEAR RESULTS

Reports Fourth Quarter EPS(1) From Continuing Operations of $0.63

Reports Fiscal 2009 Debt Reduction of $735.8 Million

OSHKOSH, WI — (November 3, 2009) — Oshkosh Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported fiscal 2009 fourth quarter net sales of $1.49 billion and income from continuing operations of $52.4 million, or $0.63 per share, compared with net sales of $1.85 billion and income from continuing operations of $62.4 million, or $0.84 per share, in the prior year’s fourth quarter.  Results from continuing operations for the fourth quarter of fiscal 2009 included a tax benefit of $0.18 per share related to tax strategies in connection with investments in the Company’s foreign subsidiaries and LIFO inventory benefits(2) of $0.18 per share.  All results exclude the operations of Geesink Group B.V., Geesink Norba Limited and Norba A. B. (collectively, the Geesink Norba Group), which have been reclassified to discontinued operations due to the Company’s sale of these businesses on July 1, 2009.

Excluding non-cash intangible asset impairment charges(3), for the fiscal year ended September 30, 2009, the Company reported income from continuing operations of $3.8 million, or $0.05 per share, on sales of $5.30 billion compared with income from continuing operations for fiscal 2008 of $287.5 million, or $3.84 per share, on sales of $6.94 billion.  Including impairment charges, the Company recorded a loss from continuing operations of $1.17 billion, or $15.33 per share, for fiscal 2009.  The lower results were due to a decrease in sales at the

(1) Shares of common stock outstanding used in the earnings per share calculation in fiscal 2009 increased as a result of the Company’s issuance of shares in its equity offering completed on August 12, 2009.

(2) LIFO inventory benefits represent both deflationary prices in the current year and LIFO decrement benefits.  A significant portion of the Company’s inventory is valued using the last-in, first-out (LIFO) method.  With this method, the cost of inventory is comprised of “layers” at cost levels for years when inventory increases occurred.  A LIFO decrement occurs when inventory decreases, depleting layers added in earlier, generally lower cost, years.  A LIFO decrement benefit represents the impact on profit of charging cost of goods sold with prior year cost levels rather than current period costs.

(3) Further information regarding operating results including impairment charges and related reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release, which should be thoroughly reviewed.

-more-

Company’s access equipment and commercial segments due to the global recession and credit crisis, offset in part by strong demand for defense vehicles and armor kits.

“Our positive results for the quarter were led by strength in our defense business,” said Robert G. Bohn, Oshkosh Corporation chairman and chief executive officer. “In addition to our strong legacy medium- and heavy-payload tactical wheeled vehicle programs, we have been aggressively ramping up our factories to achieve our December 2009 production target of 1,000 M-ATVs per month to support our warfighters in Afghanistan.  Dedicated employees from our defense and access equipment segments have been working tirelessly with our suppliers and our customer to deliver these vehicles as quickly as possible, as we know they greatly improve the protection and mobility of our American men and women in the military who are sacrificing to help the people of Afghanistan and to make the world a safer place.

“At this time next year, we expect to be serving our men and women in the U.S. Army by delivering FMTVs to our soldiers.  Although the losing bidders have protested the Army’s source selection decision, we believe that the source selection was performed fairly and objectively.  We expect that U.S. taxpayers will receive improved value and that U.S. soldiers will benefit from Oshkosh’s expertise as a producer of high quality, high performance tactical wheeled vehicles.

“We significantly enhanced our balance sheet with debt reduction of $736 million during the year, supported by our successful equity offering in August 2009 and strong cash flows from operations.  We enter fiscal 2010 with a strong focus on lean implementation, operations improvement and cash generation that we expect to lead to further debt reduction,” added Bohn.

Bohn further commented, “We expect to be solidly profitable in fiscal 2010, led by significant revenue growth in our defense business, which should more than offset anticipated low demand at our construction-related businesses.  And, we continue to make investments to position the Company to perform well when the global economy rebounds.”

The Company reported that consolidated net sales in the fourth quarter of fiscal 2009 decreased 19.8 percent compared with the prior year’s fourth quarter.  Significantly higher defense segment sales were not sufficient to overcome a decrease in sales in the Company’s other segments.

Operating income from continuing operations decreased 10.8 percent to $118.1 million, or 7.9 percent of sales, for the fourth quarter of fiscal 2009 compared with operating income from continuing operations of $132.4 million, or 7.1 percent of sales, in the prior year fourth quarter.  Significantly improved performance in the defense segment as a result of higher unit volume, improved manufacturing efficiencies and consolidated LIFO inventory benefits of approximately $24 million were not sufficient to offset the effects of substantially lower volume in the Company’s other segments.

Factors affecting fourth quarter results for the Company’s business segments included:

Defense — Defense segment sales increased 54.6 percent to $855.4 million for the fourth quarter of fiscal 2009 compared with the prior year fourth quarter.  The increase was due to an increase in sales of new and remanufactured Family of Heavy Tactical Vehicles (FHTV), the start of MRAP-All Terrain Vehicle (M-ATV) production and higher parts & service sales, offset in part by lower medium-payload tactical vehicle sales.  Defense parts & service sales during the fourth quarter of fiscal 2009 benefited from the sale of TAK-4® independent suspension systems for Mine Resistant Ambush Protected (MRAP) vehicles.  M-ATV sales were approximately $100 million in the fourth quarter of fiscal 2009.

Operating income in the fourth quarter more than doubled to $161.7 million, or 18.9 percent of sales, compared with prior year fourth quarter operating income of $75.1 million, or 13.6 percent of sales.  The increase in operating income as a percent of sales reflected a combination of substantially improved manufacturing efficiencies, a LIFO inventory benefit of $12.0 million and lower material costs.

Access Equipment — Access equipment segment sales decreased 58.2 percent to $310.5 million for the fourth quarter of fiscal 2009 compared with the prior year quarter.  Sales reflected substantially lower global demand arising from recessionary economies and tight credit markets.  Fourth quarter fiscal 2009 sales included $87 million of intercompany M-ATV-related sales to the defense segment.  Sales of new access equipment in North American and European, African and Middle Eastern regions each declined about 80 percent compared with the prior year quarter.

The access equipment segment incurred an operating loss of $45.8 million, or 14.7 percent of sales, for the fourth quarter of fiscal 2009 compared with operating income of $50.2 million, or 6.8 percent of sales, in the prior year quarter.  The decrease in operating results was primarily due to lower sales volume and related underabsorption of fixed costs and product rationalization costs, offset in part by lower operating expenses as a result of cost reduction initiatives.  Operating results also benefitted from the recognition of intercompany M-ATV sales at mid-single digit margins.

Fire & Emergency — Fire & emergency segment sales for the fourth quarter of fiscal 2009 decreased 16.7 percent to $305.2 million compared with the prior year quarter.  The sales decrease reflected lower sales at the Company’s European fire apparatus and mobile medical businesses as a result of large multiple-unit sales deliveries in the fourth quarter of fiscal 2008 and weaker sales of towing & recovery equipment in the fourth quarter of fiscal 2009.  The towing & recovery business continues to be impacted by low levels of consumer spending and limitations on available financing for its customers as a result of the tight credit markets.

Operating income decreased 4.7 percent in the fourth quarter of fiscal 2009 to $31.7 million, or 10.4 percent of sales, compared with the prior year quarter operating income of $33.2 million, or 9.1 percent of sales.  The increase in operating income as a percent of sales during the fourth quarter was primarily the result of improved product mix and LIFO inventory benefits of $3.7 million.

Commercial — Commercial segment sales decreased 40.4 percent to $130.4 million in the fourth quarter of fiscal 2009 compared with the prior year quarter.  The sales decrease was largely due to a 69 percent decline in sales of concrete placement products as a result of lower construction activity in North America and a 31 percent decrease in domestic refuse collection vehicle sales.  The prior year’s fourth quarter refuse collection vehicle sales were unusually high.

Operating income increased 13.5 percent in the fourth quarter to $3.8 million, or 2.9 percent of sales, compared with operating income of $3.4 million, or 1.5 percent of sales, in the prior year quarter.  The increase in operating income primarily reflected LIFO inventory benefits of $8.5 million and lower operating expenses as a result of cost reduction initiatives, offset in large part by the effect of the further decline in sales in the fourth quarter of fiscal 2009.

Corporate and other — Corporate operating expenses and inter-segment profit elimination increased $3.8 million to $33.3 million for the fourth quarter of fiscal 2009 compared with the prior year quarter.  The increase was the result of higher intersegment profit eliminations related to M-ATV production, higher stock-based compensation expense and the reinstatement of previous compensation levels.

Interest expense net of interest income increased $13.5 million to $61.1 million in the fourth quarter of fiscal 2009 compared with the prior year quarter largely as a result of higher interest rates associated with the March 2009 amendment of the Company’s credit agreement. The amendment increased the spread on LIBOR loans to 600 basis points compared with 175 basis points in the fourth quarter of fiscal 2008.  The Company completed a common stock offering early in the fourth quarter which resulted in $358 million of net proceeds, and when combined with cash flow generation, resulted in total debt reduction of $412.8 million during the fourth quarter of fiscal 2009.

During the fourth quarter, the Company entered into an agreement for performance-based payments on the M-ATV program.  This resulted in a significant cash payment to the Company near the end of the fiscal year which contributed to cash on hand of $530.4 million at September 30, 2009.  Much of the cash at September 30, 2009 was paid to suppliers starting in October as production of M-ATVs ramped up.

The Company recorded a tax provision in the fourth quarter of $8.0 million on pre-tax income from continuing operations of $61.2 million, resulting in an effective tax rate of 13.1 percent.  The current year rate was positively impacted by a $15.0 million tax benefit related to investments in the Company’s foreign subsidiaries, offset in part by the reversal of a portion of a European tax incentive and foreign net operating losses, which were not benefitted.

Full-Year Results

Excluding non-cash intangible asset impairment charges, the Company reported income from continuing operations of $3.8 million, or $0.05 per share, for fiscal 2009 on sales of $5.30 billion compared with income from continuing operations of $287.5 million, or $3.84 per share, for fiscal 2008 on sales of $6.94 billion.  Including impairment charges, the Company recorded a loss from continuing operations of $1.17 billion, or $15.33 per share, for fiscal 2009.  The lower results were due to significantly lower sales at the Company’s access equipment and commercial segments due to the global recession and credit crisis, offset in part by strong demand for defense vehicles, armor kits and TAK-4 independent suspensions.

Excluding impairment charges, operating income from continuing operations decreased 66.3 percent to $207.8 million, or 3.9 percent of sales, in fiscal 2009 compared with $616.0 million, or 8.9 percent of sales, in fiscal 2008.  An operating loss in the access equipment segment more than offset higher operating income in the defense and fire & emergency segments and lower corporate expenses.  Including impairment charges, the Company recorded an operating loss from continuing operations of $992.0 million for fiscal 2009.

Discontinued Operations

On April 30, 2009, the Company entered into an agreement to sell its ownership in the Geesink Norba Group. The Geesink Norba Group, the Company’s European refuse collection vehicle manufacturer, was included in the Company’s commercial operating segment.  The historical results of operations of these businesses have been presented as discontinued operations, net of tax, in the Condensed Consolidated Statements of Operations for all periods.

The transaction closed on July 1, 2009.  Although the selling price was nominal, the Company reported a non-cash pre-tax gain of approximately $34 million on the sale of these businesses in the fourth quarter of fiscal 2009 as a result of the reversal of cumulative translation adjustments from equity into earnings.  In addition, the Company restructured the former holding company parent of the Geesink Norba Group, which resulted in the Company recording a tax benefit of $54.0 million in discontinued operations in the fourth quarter of fiscal 2009.

Conference Call

The Company will comment on fourth quarter earnings during a conference call at 9:00 a.m. EST this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. EST this morning.  The call will be webcast simultaneously over the Internet.  To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast.  An audio replay of the call and related question and answer session will be available for 12 months at this website.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies.  Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®.  Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount.  For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results, such as operating income (loss), operating income margin, income (loss) from continuing operations and earnings (loss) per share from continuing operations on both a reported basis and on a basis excluding impairment charges that affect comparability of operating results. When the Company uses operating results, such as operating income (loss), operating income margin, income (loss) from continuing operations and earnings (loss) per share from continuing operations, excluding impairment charges, they are considered non-GAAP financial measures. The Company believes excluding the impact of non-cash intangible asset impairment charges is useful to investors to allow a more accurate comparison of the Company’s operating performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures for the fiscal year ended September 30 (in millions, except per share amounts):

	2009	2008

Non-GAAP operating income	$207.8	$616.0
Intangible asset impairment charges	(1,199.8)	(1.0)
GAAP operating (loss) income	$(992.0)	$615.0

Non-GAAP income from continuing operations	$3.8	$287.5
Intangible asset impairment charges	(1,199.8)	(1.0)
Income tax benefit associated with intangible asset impairment charges	23.7	0.4
GAAP (loss) income from continuing operations, net	$(1,172.3)	$286.9

Non-GAAP earnings per share from continuing operations	$0.05	$3.84
Intangible asset impairment charges per share	(15.38)	(0.01)
GAAP (loss) earnings per share from continuing operations	$(15.33)	$3.83

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include risks related to the required increase in the rate of production for the M-ATV contract and the amount, if any, of additional orders for M-ATVs that the Company may receive; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially during a global recession and credit crisis; the duration of the global recession, which could lead to additional impairment charges related to many of the Company’s intangible assets; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof, including the outcome of the formal protests of the Family of Medium Tactical Vehicles (FMTV) award to the Company; risks related to reductions in government expenditures and the uncertainty of government contracts; the consequences of financial leverage associated with the JLG acquisition, which could limit the Company’s ability to pursue various opportunities; risks related to the collectability of receivables during a recession, particularly for those businesses with exposure to construction markets; risks related to production delays as a result of the economy’s impact on the Company’s suppliers; the potential for commodity costs to rise sharply, including in a future economic recovery; risks associated with international operations and sales, including foreign currency fluctuations; and the potential for increased costs relating to compliance with changes in laws and regulations. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$1,486.9	$1,854.1	$5,295.2	$6,936.4
Cost of sales	1,244.6	1,575.1	4,589.2	5,758.1
Gross income	242.3	279.0	706.0	1,178.3

Operating expenses:
Selling, general and administrative	106.7	130.1	435.8	493.5
Amortization of purchased intangibles	15.5	16.5	62.4	68.8
Intangible asset impairment charges	2.0	—	1,199.8	1.0
Total operating expenses	124.2	146.6	1,698.0	563.3
Operating income (loss)	118.1	132.4	(992.0)	615.0

Other income (expense):
Interest expense	(63.4)	(49.9)	(212.8)	(212.1)
Interest income	2.3	2.3	4.8	7.1
Miscellaneous, net	4.2	(2.3)	8.5	(9.3)
	(56.9)	(49.9)	(199.5)	(214.3)
Income (loss) from continuing operations before income taxes, equity in earnings of unconsolidated affiliates and minority interest, net	61.2	82.5	(1,191.5)	400.7
Provision for (benefit from) income taxes	8.0	20.5	(19.7)	120.8
Income (loss) from continuing operations before equity in earnings of unconsolidated affiliates and minority interest, net	53.2	62.0	(1,171.8)	279.9

Equity in (losses) earnings of unconsolidated affiliates, net of tax	(1.0)	0.7	(1.4)	6.3
Minority interest, net of tax	0.2	(0.3)	0.9	0.7
Income (loss) from continuing operations	52.4	62.4	(1,172.3)	286.9

Income (loss) from discontinued operations, net of tax	87.9	(8.7)	73.5	(207.6)

Net income (loss)	$140.3	$53.7	$(1,098.8)	$79.3

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Earnings (loss) per share-basic:
From continuing operations	$0.64	$0.84	$(15.33)	$3.88
From discontinued operations	1.06	(0.12)	0.96	(2.81)
Earnings (loss) per share-basic	$1.70	$0.72	$(14.37)	$1.07

Earnings (loss) per share-diluted:
From continuing operations	$0.63	$0.84	$(15.33)	$3.83
From discontinued operations	1.05	(0.12)	0.96	(2.77)
Earnings (loss) per share-diluted	$1.68	$0.72	$(14.37)	$1.06

Basic weighted average shares outstanding	82,584,964	74,185,930	76,473,930	74,007,989
Effect of dilutive stock options and incentive compensation awards	950,763	415,207	—	828,207
Diluted weighted average shares outstanding	83,535,727	74,601,137	76,473,930	74,836,196

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	September 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$530.4	$88.2
Receivables, net	563.8	997.8
Inventories, net	789.7	941.6
Deferred income taxes	75.5	66.6
Other current assets	183.8	58.2
Total current assets	2,143.2	2,152.4
Investment in unconsolidated affiliates	37.3	38.1

Property, plant and equipment	763.4	756.4
Less accumulated depreciation	(353.2)	(303.1)
Property, plant and equipment, net	410.2	453.3
Goodwill	1,077.3	2,274.1
Purchased intangible assets, net	967.8	1,059.9
Other long-term assets	132.2	103.7
Total assets	$4,768.0	$6,081.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$15.0	$93.5
Accounts payable	555.8	639.9
Customer advances	731.9	296.8
Payroll-related obligations	74.5	104.8
Income taxes payable	3.1	11.1
Accrued warranty	72.8	88.3
Other current liabilities	205.5	228.8
Total current liabilities	1,658.6	1,463.2
Long-term debt, less current maturities	2,023.2	2,680.5
Deferred income taxes	239.6	308.9
Other long-term liabilities	330.3	237.0
Commitments and contingencies
Minority interest	2.2	3.3
Shareholders’ equity	514.1	1,388.6
Total liabilities and shareholders’ equity	$4,768.0	$6,081.5

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Year Ended
	September 30,
	2009	2008
Operating activities:
Net (loss) income	$(1,098.8)	$79.3
Non-cash asset impairment charges	1,199.8	175.2
Gain on sale of Geesink	(33.8)	—
Depreciation and amortization	152.0	152.9
Other non-cash adjustments	(40.4)	4.3
Changes in operating assets and liabilities	720.1	(21.3)
Net cash provided by operating activities	898.9	390.4

Investing activities:
Additions to property, plant and equipment	(46.2)	(75.8)
Additions to equipment held for rental	(15.4)	(42.5)
Proceeds from sale of property, plant and equipment	3.9	4.0
Proceeds from sale of equipment held for rental	6.1	13.0
Other	(4.5)	1.1
Net cash used by investing activities	(56.1)	(100.2)

Financing activities:
Repayment of long-term debt	(682.2)	(304.7)
Net (repayments) borrowings under revolving credit facility	(49.4)	54.7
Proceeds from Common Stock offering, net of expenses of $0.6	358.1	—
Debt amendment costs	(20.1)	—
Purchase of Common Stock	(0.2)	(1.4)
Proceeds from exercise of stock options	0.6	4.5
Excess tax benefits from stock-based compensation	—	3.1
Dividends paid	(14.9)	(29.8)
Net cash used by financing activities	(408.1)	(273.6)

Effect of exchange rate changes on cash	7.5	(3.6)

Increase in cash and cash equivalents	442.2	13.0

Cash and cash equivalents at beginning of period	88.2	75.2

Cash and cash equivalents at end of period	$530.4	$88.2

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales:
Defense	$855.4	$553.4	$2,594.8	$1,891.9
Access equipment	310.5	742.1	1,139.4	3,085.9
Fire & emergency	305.2	366.5	1,169.0	1,192.8
Commercial	130.4	218.8	590.0	835.1
Intersegment eliminations	(114.6)	(26.7)	(198.0)	(69.3)
Consolidated	$1,486.9	$1,854.1	$5,295.2	$6,936.4

Operating income (loss):
Defense	$161.7	$75.1	$403.3	$265.2
Access equipment	(45.8)	50.2	(1,105.6)	360.1
Fire & emergency	31.7	33.2	(14.7)	93.9
Commercial	3.8	3.4	(183.7)	4.7
Corporate and other	(33.3)	(29.5)	(91.3)	(108.9)
Consolidated	$118.1	$132.4	$(992.0)	$615.0

	September 30,
	2009	2008
Period-end backlog:
Defense	$4,883.8	$1,199.2
Access equipment	98.3	330.0
Fire & emergency	558.7	633.2
Commercial	74.6	191.4
Consolidated	$5,615.4	$2,353.8

# # #